Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to the Registration Statement (Form S-4 No. 333-164505) and related Prospectus of Penn National Gaming, Inc. for the registration of $325,000,000 of 8 ¾% Senior Subordinated Notes due 2019 and to the incorporation by reference therein of our reports dated February 26, 2010, with respect to the consolidated financial statements of Penn National Gaming, Inc., and the effectiveness of internal control over financial reporting of Penn National Gaming, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2009, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Philadelphia, Pennsylvania
April 30, 2010